UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 17, 2011

Aflac Incorporated

(Exact name of registrant as specified in its charter)

Georgia	001-07434	58-1167100
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1932 Wynnton Road, Columbus, Georgia		31999
(Address of principal executive offices)		(Zip Code)

706.323.3431

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Aflac Incorporated (the “Company”) has continued its efforts to reduce the risk exposure in its investment portfolio into the second quarter of 2011, focusing on the sale of peripheral Eurozone investments, perpetual securities, investments in banks/financial institutions, and securities rated below investment grade and decreasing large concentrated positions. As a result of these derisking efforts, the Company realized a pretax loss of $72 million ($47 million after-tax) on the sale of its holdings in Irish Life and Permanent PLC, which had a par value of $445 million and amortized cost and fair value of $110 million at March 31, 2011. The Company realized a pretax loss of $5 million ($3 million after-tax) through the sale of a portion of its holdings in the Republic of Tunisia, which had a par value of $57 million, amortized cost value of $58 million, and fair value of $55 million at March 31, 2011. The Company also realized a pretax gain of $18 million ($12 million after-tax) on the sale of its Tier I perpetual securities issued by Lloyds Banking Group PLC, which had a par value of $33 million, amortized cost value of $7 million, and fair value of $26 million at March 31, 2011. In addition, the Company realized a pretax gain of $28 million ($18 million after-tax) on the sale of its Tier I perpetual securities issued by the Royal Bank of Scotland Group PLC, which had a par value of $58 million, amortized cost of $19 million, and fair value of $47 million as of March 31, 2011. The Company also realized a pretax gain of $.2 million ($.1 million after-tax) on the sale of a portion of its holdings in Israel Electric Corp., which had a par value and amortized cost value of $10 million and fair value of $11 million at March 31, 2011. The Company exercised a put option on its below-investment-grade investment in CP-Comboios de Portugal EPE, which had a $180 million par value, amortized cost and fair value at March 31, 2011, generating no gain or loss on the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aflac Incorporated

May 17, 2011	/s/ June Howard
(June Howard) Senior Vice President, Financial Services Chief Accounting Officer

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